Exhibit 10.47

PURCHASE AND SALE AGREEMENT

WITH JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT WITH JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of June 19, 2003, by and between UNIFIED WESTERN GROCERS, INC., a California corporation, (“Seller”), and THE ALAMO GROUP, INC., a California corporation (“Buyer”) (collectively, the “Parties” and individually, a “Party”), who agree as follows:

RECITALS

A. Seller or its subsidiaries (the “Affiliated Sellers” and, collectively with Seller, the “Sellers” and individually a “Seller”), is (i) the tenant of real property relating to the grocery store locations identified as the “Category A Locations” on attached Exhibit A (each a “Category A Location” and, collectively, the “Category A Locations”), and (ii) the tenant of real property relating to the grocery store locations identified as the “Category B Locations” on attached Exhibit A (each a “Category B Location” and, collectively, the “Category B Locations”, and together with the Category A Locations, the “Locations”).

B. The Sellers desire to sell or otherwise transfer or assign to Buyer, and Buyer wishes to purchase and assume, the Sellers’ interest in the Locations and certain related assets to the extent provided herein and on and subject to the terms and conditions hereof.

C. Buyer has agreed to assume certain liabilities of the Sellers as more specifically provided herein.

1.	Agreement to Sell and Purchase.

1.1	Assets to be Conveyed.

On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined) Seller shall (and shall cause the Affiliated Sellers to) convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase, to the extent transferable or assignable by the Sellers all of the right, title and interest of the Sellers in and to the following assets comprising or relating to the Locations (collectively, the “Assets”) as the same may exist on the Closing Date, but excluding the Excluded Assets (as defined in Section 1.2):

(a) All right, title and interest of the Sellers in and to the leases (each a “Lease” and, collectively, the “Leases”) relating to the Locations.

(b) All right, title and interest of the Sellers in and to the subleases (each a “Sublease” and, collectively, the “Subleases”) located at and relating to those Locations identified on attached Exhibit A as having a sublease.

(c) All furniture, fixtures and equipment, including, without limitation, machinery, shopping carts, shelving and display cases, and other personal property, but excluding front-end systems, fork lifts and motor vehicles (trucks, vans and automobiles), owned by the Sellers (the “FF&E”) located at and relating to those Locations identified on attached Exhibit A as having FF&E.

(d) Union contracts and collective bargaining agreements relating to persons employed at, or in connection with, the Locations (the “Labor Agreements”), and any and all contracts and agreements, including leases of FF&E, relating exclusively to the Locations or the operation of the grocery store business at the Locations (and not other properties or operations of the Sellers) except for such contracts and agreements which are “Designated Cancelable Contracts” (the “Contracts”). A Designated Cancelable Contract is a contract which (i) may be cancelled without payment of any expense, penalty or premium, and without any continuing obligations, (ii) which can be cancelled prior to the Closing Date, and (iii) which Buyer gives Seller adequate written notice in advance of the Closing Date that it wishes to terminate, and Seller is able to duly cancel such contract prior to Closing Date.

(e) All merchandise inventory owned by Sellers (the “Inventory”) and located at and relating to those Category B Locations identified on attached Exhibit A as having Inventory.

(f) To the extent Buyer elects, the liquor licenses (each a “Liquor License” and, collectively, the “Liquor Licenses”) relating to the Locations identified on attached Exhibit A as having a Liquor License.

1.2	Assets Excluded.

Notwithstanding anything to the contrary in this Agreement, Assets not described in Section 1.1 and the property and assets described below (collectively, the “Excluded Assets”) are expressly excluded from the transaction contemplated by this Agreement and do not comprise the Assets being transferred hereunder:

(a) Any FF&E owned by third parties, FF&E disposed of in the ordinary course of business prior to the Closing Date, and those items or categories of FF&E set forth on attached Exhibit B (the “Excluded FF&E”).

(b) Any signs or personal property which contain the name (or trade derivative thereof) or logo of Seller or its affiliates including all uniforms supplied to the Sellers’ employees.

(c) Trademarks, trade names, and similar intangibles including any right to use or interest in any of the names of Seller, the Affiliated Sellers, or any other subsidiary, affiliate or division of Seller, or any similar name or intangible registered or licensed to any of the foregoing, or any tradenames used by Seller.

(d) All property becoming upon installation or expiration of the relevant Lease or other leases, the property of the landlord or lessor thereof.

(e) All Inventory in transit not accepted by Buyer in accordance with Section 2.2(e).

(f) Any Location (together with its related Assets) excluded from the transactions contemplated by this Agreement pursuant to an express provision of this Agreement.

1.3	Assets are Indivisible.

Except as otherwise provided herein (including Section 7.1), the right to purchase the Assets is indivisible. Such Assets may not be individually purchased without all of the others, unless expressly permitted or required pursuant to the provisions of this Agreement.

2.	Consideration to be Paid.

2.1	Price For Non-Inventory.

Subject to adjustment as herein provided, the price payable by the Seller to the Buyer or by the Buyer to the Seller, as the case may be, in connection with the sale and transfer of the Assets (other than the Inventory) shall be as specified in this Section 2.1 and shall be paid in cash at closing (the “Total Price”). The Total Price is as follows:

(a) For the Assets (exclusive of Liquor Licenses) relating to the Category A Locations, the sum of Six Million Three Hundred Thousand Dollars ($6,300,000) (the “Category A Price”) from Seller to Buyer, allocated among the Category A Locations as specified in attached Exhibit C.

(b) For the Assets (exclusive of Liquor Licenses) relating to the Category B Locations, the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Category B Price”) from Buyer to Seller, allocated among the Category B Locations as specified in attached Exhibit C.

(c) For the Liquor Licenses which Buyer elects to purchase, the sum of the amounts allocated to such Liquor Licenses as specified in attached Exhibit C (the “Liquor License Price”).

2.2	Price For Inventory.

The price payable by Buyer to Seller for the Inventory shall be paid in cash, in the case of the non-liquor Inventory at closing through the Premises Escrow, and in the case of the Liquor Inventory at closing through the Liquor Escrow. The price for the Inventory shall be calculated based upon the following:

(a) Except for those categories of Inventory to be priced at cost as noted below, the price for all categories of Inventory will be the Sav Max Foods’ retail price (in the case of a Sav Max Store) or the Apple Markets’ retail price (in the case of an Apple Market) thereof, as applicable, less the following respective discounts:

Category	Sav Max	Apple
Grocery:	20.8%	32.12%
Gen. Mdse.:	28.04%	32.12%
Dairy:	20.05%	32.12%
Liquor:	19.04%	32.12%
Produce:	cost	cost
Meat:	cost	cost
Service Deli:	cost	cost
Service Bakery:	cost	cost

(b) The Inventory will be sold to and accepted by Buyer as of the Closing Date in its “AS IS” condition, “WITH ALL FAULTS” and without any warranty of any kind. Spoiled or damaged Inventory and Inventory with expired “pull dates” or date codes shall be identified at the taking of the inventory. Any such Inventory will be transferred to Buyer at no cost. All Inventory other than perishable Inventory (such as Inventory offered for sale in the produce, bakery, dairy, delicatessen and meat departments (“Perishable Inventory”)), shall be considered out of date if such Inventory has a remaining shelf life of less than five (5) days on the Closing Date. Perishable Inventory shall be considered out of date if it has expired on the Closing Date.

(c) The purchase price payable from Buyer to Seller for the Inventory is to be determined as follows:

(1) A physical count of the Inventory shall be made by Buyer, Seller and an independent inventory service mutually agreed to by the Parties (the “Inventory Service”). The Inventory Service shall make a physical accounting of the Inventory on the day prior to the Closing Date, or such other time period before the Closing Date mutually agreeable to Buyer and Seller, in accordance with mutually agreed upon instructions. Both Parties shall be entitled to have representatives present during the inventory. Upon completion of such inventory, Seller and Buyer agree to promptly compute the price in accordance with Section 2.2 (a). The cost of such physical inventory will be shared equally by Buyer and Seller.

(2) Both Buyer and Seller will have the right to have representatives present to observe the physical inventory.

(3) Any disputes as to the quantity arising during the taking of the physical inventory will, if possible, be resolved while such physical inventory is being taken. Any unresolved disputes will be listed on a form to be agreed to by Buyer and Seller and the disputed Inventory segregated until the dispute can be resolved by an independent third party mutually acceptable to Buyer and Seller.

(4) Any disputes as to the price or cost percentage used will, if possible, be resolved while such physical inventory is being taken. Any unresolved disputes will be listed on a form to be agreed to by Buyer and Seller and such dispute will be resolved by an independent third party mutually acceptable to Buyer and Seller.

(d) The price for the Inventory is herein called the “Inventory Purchase Price”. The parties have estimated that ninety-five percent (95%) of the final Inventory Purchase Price will be Two Million Five Hundred Thousand Dollars ($2,500,000), which estimate is hereinafter called the “Estimated Inventory Purchase Price”. The Estimated Inventory Purchase Price is to be paid to Seller on the Closing Date as provided in this Agreement. Upon completion of the physical inventory, Seller and Buyer will promptly, but not later than thirty (30) days after receipt of final inventory documentation, compute the final Inventory Purchase Price in accordance with Section 2.2 hereof and the difference between the final Inventory Purchase Price and the Estimated Inventory Purchase Price shall be reconciled and promptly paid to the appropriate party. If Buyer and Seller cannot agree on the final Inventory Purchase Price within the thirty (30) day period set forth above, then all unresolved items shall be immediately referred to a firm of independent public accountants of recognized standing at such firm’s regional offices located within Los Angeles County, California and mutually acceptable to Buyer and Seller, which firm shall review the positions of Seller and Buyer with respect to the items at issue and shall promptly, but not later than thirty (30) days after receipt of a list of such differences and copies of all documents required to review same, make determinations and computations of the purchase price of such items as herein provided, which determinations and computations shall be binding on Buyer and Seller. The fees of such firm of independent public accountants shall be borne equally by Buyer and Seller.

(e) Inventory ordered for a Location the delivery of which has not yet been received on or prior to the inventory date, shall remain the property of Seller and Buyer shall have no responsibility for payment of same; provided, Buyer shall have the right to inspect all open order files for the Locations prior to the Closing Date and shall have the right, but not the obligation, to accept any or all of such orders, in which event Buyer shall pay the appropriate vendors for the merchandise accepted by Buyer in accordance with such vendor’s invoice terms and conditions including any applicable transportation charges.

2.3	Other Amounts.

Buyer shall also pay to Seller and Seller shall pay to Buyer at or after closing all other amounts specified to be paid by Buyer or Seller at or after closing under this Agreement.

3.	Assumption of Liabilities.

3.1	Generally.

On the Closing Date Buyer will and hereby agrees to assume and fully and timely discharge, and to indemnify, protect and hold harmless Sellers and their respective directors, officers, agents and employees from and against, all claims, liabilities and obligations of any kind, fixed or contingent, known or unknown, relating to or arising in connection with the use, non-use, ownership (whether by leasehold or fee) of the Assets or the operation of the Locations or compliance with any legal or contractual obligations with respect to the Locations (including, but not limited to, obligations under the Leases and Subleases) to the extent such claims, liabilities and obligations arise during or are attributable to the period from and after 12:01 a.m. on the Closing Date (the “Assumed Liabilities”).

3.2	Longview, Washington Location.

Buyer acknowledges that Unified Western Grocers, Inc. (“Unified”) is bound by a certain Mutual Release and Termination Agreement (the “Release”), dated March 13, 2003, with P.O’B. Montgomery & Company (“Montgomery”) regarding the Longview, Washington Location (the “Longview Location”). Generally, under the Release, if Montgomery acquires title to the Longview Location on or before September 30, 2003 (the “Termination Date”), Unified is to pay Montgomery $1,300,000 in exchange for which Montgomery will release Unified from all further liability under the Lease relating to that Location. Buyer therefore acknowledges and agrees that if Montgomery acquires title to that Location prior to the Closing Date, that Location and its related Assets will thereupon be deemed to be Excluded Assets and the price for the Category A Locations will be reduced by $1,300,000. If, however, the Closing date occurs prior to Montgomery’s acquisition of title to that Location and Buyer acquires that Location as contemplated by this Agreement, then without limiting Buyer’s obligations under Section 3.1, Buyer agrees to assume and perform Seller’s obligations under the Release, including, without limitation, the obligation to pay the $1,300,000 to Montgomery in accordance with the terms of the Release.

4.	Possession.

Buyer shall take possession of the Locations together with the other Assets being transferred hereunder at the closing, and shall assume all risk of loss by fire or other casualty and all risks relating to the operation of the business with respect thereto occurring upon or following the taking of such possession. The keys to the Locations and the combinations to all safes at the Locations shall be delivered to the designated Buyer representative at such time and Buyer shall immediately make its own arrangements to have the locks changed.

5.	Escrows and Closing Date.

5.1	Premises Escrow.

An escrow (the “Premises Escrow”) is to be opened to consummate the transfer of the Assets (other than the Liquor Licenses and liquor related FF&E and Inventory) according to the terms of this Agreement at the office of First American Title Insurance Company, 1 First American Way, Santa Ana, California 92707 (the “Premises Escrow Holder”). The Premises Escrow is to be opened within one (1) business day after the execution of this Agreement. A signed counterpart of this Agreement is to be delivered to the Premises Escrow Holder and will serve as escrow instructions, subject to the provisions of the Premises Escrow Holder’s standard conditions for acceptance of escrow, but only to the extent that the standard conditions impose no additional obligations or liabilities on the parties, and further subject to the terms and conditions in this Agreement, the latter to control in the case of conflict.

5.2	License Escrow.

The Liquor Licenses shall be transferred to Buyer to the extent (but only to the extent) the Liquor Licenses are transferable in accordance with applicable law by Seller. With respect to any Liquor License, liquor related FF&E or Inventory conveyed hereunder, the Parties shall comply with all applicable laws and regulations (including those of the State of California or any other State if applicable), including the creation of any necessary escrow (each a “License Escrow”) and the disbursement or release of any funds held in any such License Escrow. Seller and Buyer agree to file all necessary applications for transfer of the Liquor Licenses, and Seller and Buyer shall cooperate in executing and delivering any documentation necessary to effect the foregoing and to determine the amount of the Category A Price and Category B Price allocable to the liquor related FF&E and Inventory. All costs and expenses associated with the application and transfer of the Liquor Licenses are to be paid by Buyer, whether or not the transfer occurs, except that any escrow fees shall be paid one-half by Seller and one-half by Buyer. The closing of this transaction and of the Premises Escrow is not conditioned on obtaining governmental approval for the transfer to Buyer of the Liquor Licenses, and if a state liquor control authority refuses to consent to or approve the transfer of a Liquor License to Buyer, such Liquor License and the liquor related Inventory at the Location to which such Liquor License relates shall be deemed to be Excluded Assets and Seller shall have the right to access the Location to remove the liquor related Inventory. Notwithstanding anything to the contrary in this Agreement, should the Premises Escrow not close as to a Location for any reason, Seller will have no obligation to sell and Buyer will have no obligation to buy the Liquor License, if any, relating to such Location.

5.3	Closing Date.

Subject to the terms of Section 16.3, the closing of the transactions contemplated by this Agreement shall occur on September 1, 2003, or such earlier or later date as is mutually agreed on in writing by the Parties (the “Closing Date”).

5.4	Survival of Covenants, Representations and Warranties.

The covenants, representations and warranties contained in this Agreement shall survive the closing of this transaction and shall not be merged into the “Assignment Agreement” and/or the “Bill of Sale” (as hereinafter defined).

6.	Information, Title Review and Inspections.

6.1	Information.

Not later than five (5) days following the opening of the Premises Escrow, Seller will provide Buyer with copies of all documents in Seller’s possession relating to the Locations (the “Information”), including, without limitation, the Leases and Subleases and any environmental studies and reports, but excluding any letters of intent, offers or other documents relating to Seller’s marketing efforts respecting the Locations. It is acknowledged and agreed that the Information is being supplied by Seller for information purposes only and without representation or warranty of any kind as to accuracy or completeness.

6.2	Title Review.

Buyer will have the opportunity to review title matters respecting the Locations in accordance with the following provisions:

(a) Upon the opening of the Escrow, Buyer, at its sole cost, may have a title insurance company (the “Title Company”) of Buyer’s choice issue to Buyer (with a copy to Seller) a preliminary report (the “Preliminary Report”) for such form of CLTA or ALTA Leasehold Policy of Title Insurance (the “Title Policy”) respecting each Location as Buyer may elect. If Buyer does not give written notice of cancellation during the Cancellation Period (as defined in Section 7.1), then after the expiration of the Cancellation Period and until the expiration of the Inspection Period (as defined in Section 6.3) Buyer may give written notice to Seller of its approval or disapproval of each title exception (the “Exceptions”) shown in each Preliminary Report. Failure by Buyer to give written notice of approval or disapproval of the Exceptions in a given Preliminary Report before the expiration of the Inspection Period will be deemed to be approval of the Exceptions in such Preliminary Report. If Buyer so gives written notice of disapproval of any Exceptions in a given Preliminary Report, Seller will have ten (10) days following receipt of the disapproval in which to give written notice to Buyer that it will either (a) remove or cause to be insured over the disapproved Exceptions or (b) eliminate the Location which is the subject of such Preliminary Report from the transaction under this Agreement. If Seller gives written notice of its election under (b) above, Buyer may by written notice given to Seller within five (5) days thereafter waive the disapproved Exceptions and negate Seller’s election under (b) above. If a Location is eliminated by Seller, such Location and its related Assets will be deemed to be Excluded Assets and the price for the Category A Locations or the Category B Locations, as applicable, will be reduced by the amount allocated to such Location on attached Exhibit C.

(b) Notwithstanding the foregoing provisions of Section 6.2(a) to the contrary, Buyer will have no right to disapprove of the following Exceptions: (i) liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings; (ii) all utility company rights and easements, provided that the same do not materially adversely affect the use of a Location for the purposes permitted by the Lease applicable to such Location; (iii) all laws, rules, regulations, statutes or ordinances affecting a Location; (iv) all ground leases, mortgages and deeds of trust which are superior to the Lease applicable to a Location; and (iv) any encumbrances, easements and other restrictions which do not materially adversely affect the use of a Location for the purposes permitted by the Lease applicable to such Location.

6.3	Inspections.

For a period of sixty (60) days following the opening of the Escrow (the “Inspection Period”), Buyer will have the right, at its cost, to carry out such physical, environmental and other tests and inspections (the “Inspections”) of the Locations as it deems appropriate, including, without limitation, the conducting of Phase I environmental studies; provided, that Buyer will indemnify and hold Seller harmless from and against all claims, losses, liabilities, damages, actions, judgments, costs and expenses (including reasonable attorneys’ fees) arising out of any such Inspections. If Buyer does not give written notice of cancellation during the Cancellation Period (as provided in Section 7.1), and if Buyer objects to any matters disclosed by the Inspections, then after the expiration of the Cancellation Period and until the expiration of the Inspection Period Buyer may give Seller written notice of such objections (a “Notice of Objection”); provided, that Buyer will only be entitled to give a Notice of Objection if, in the case of the Category A Locations, the reasonable cost of remedying such objections exceeds $1,260,000 (the “Category A Limit”), and, in the case of the Category B Locations, the reasonable cost of remedying such objections exceeds $1,500,000 (the “Category B Limit”). If Buyer is entitled to and gives a Notice of Objection, Seller will have ten (10) days following receipt of the Notice of Objection in which to give written notice to Buyer that it will either (a) pay to Buyer the amount by which the cost of remedying the objections exceeds the Category A Limit or the Category B Limit, as applicable, or (b) eliminate a Location or Locations from the transaction under this Agreement such that the cost of remedying the remaining objections does not exceed the Category A Limit or the Category B Limit, as applicable. If Seller gives written notice of its election under (b) above, Buyer may by written notice given to Seller within five (5) days thereafter waive the objections contained in its Notice of Objection and negate Seller’s election under (b) above. If a Location is eliminated by Seller, such Location and its related Assets will be deemed to be Excluded Assets and the price for the Category A Locations or the Category B Locations, as applicable, will be reduced by the amount allocated to such Location on attached Exhibit C.

7.	Buyer’s Right of Cancellation and Seller’s Right to Market.

7.1	Right of Cancellation.

Buyer will have the option, in its sole discretion, to cancel the transaction contemplated hereby and terminate this Agreement as to all (but not less than all) of the Category A Locations and/or all (but not less than all) of the Category B Locations by the giving of written notice of cancellation on or before the expiration of thirty (30) days following the opening of the Escrow (the “Cancellation Period”). Such right of cancellation and termination may be exercised for any reason, including without limitation, disapproval of any matters disclosed as a result of the reviews and inspections performed by it under Section 6. Following the expiration of the Cancellation Period, the Transaction may not be cancelled nor this Agreement terminated except as otherwise provided in this Agreement.

7.2	Right to Market.

Until the expiration of the Cancellation Period, each Seller will have the right to negotiate and enter into a letter of intent or other written agreement providing for the sale to any third party of any of the Category B Locations. If a Seller enters into such a letter of intent or agreement, each Category B Location (together with its related Assets) which is the subject of such a letter of intent or agreement will be deemed to be Excluded Assets and the price for the Category B Locations will be reduced by an amount equal to the purchase price which such Seller has agreed to accept for such Location(s).

8.	“AS-IS” Transaction and Limited Warranties.

8.1	“As-Is” Transaction.

Buyer hereby expressly acknowledges and agrees that prior to the Closing Date, Buyer will complete any and all Inspections and other reviews and examinations with respect to any and all aspects of the Locations and Assets as Buyer deems necessary or desirable, including, without limitation, the existence or availability of any permits or approvals from any governmental authorities and the existence of any Hazardous Materials (as defined in Section 11.3) in, on, under or around the Locations and Assets. BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT, SELLERS ARE NOT MAKING, HAVE NOT MADE, AND EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ASPECT OR FEATURE OF THE LOCATIONS OR ASSETS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER IS ACCEPTING POSSESSION OF THE LOCATIONS AND ASSETS ON AN “AS IS, WITH ALL FAULTS” BASIS, INCLUDING, WITHOUT LIMITATION, BOTH LATENT AND PATENT DEFECTS, AND BUYER WAIVES ALL CLAIMS AGAINST SELLERS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR INDEMNIFICATION) WITH RESPECT THERETO.

8.2	Limited Warranties.

Buyer hereby affirms and acknowledges that neither Seller nor the Affiliated Sellers nor any of their respective officers, directors, agents, employees, accountants, advisors and/or attorneys (collectively the “Exculpated Parties”) have made nor has Buyer relied upon any representation, warranty or promise whether oral or written, express or implied, by operation of law or otherwise, with respect to the Assets or any other subject matter of this Agreement except as otherwise expressly set forth in this Agreement. Without limitation, Buyer acknowledges that, except as specifically set forth to the contrary in this Agreement, no warranties or representations, expressed or implied, of any kind whatsoever have been made by any of the Exculpated Parties, or will be relied upon, and Buyer hereby releases the Exculpated Parties from any claims with respect to the general plan designation, zoning, value, use, tax status or physical condition of the Assets including, without limitation, the premises which are the subject of the Leases, or any part thereof, including, without limitation, the flood elevations, drainage patterns, soil and subsoil composition and compaction level, and other conditions at such premises, or with respect to the existence or non-existence of Hazardous Materials in, on, under or around such premises, or with respect to the accuracy of any boundary survey or other survey, title report or commitment, soils report or any other plans or reports, or with respect to the revenues and expenses generated by or associated with the Locations, or otherwise in any way relating to the Locations or the transactions contemplated hereby. Except as specifically provided in this Agreement, Buyer further acknowledges that all materials, including, without limitations, the Information, which have been provided to Buyer by any of the Exculpated Parties have been provided without any warranty or representation, expressed or implied, as to their content, suitability for any purpose, accuracy, truthfulness or completeness and Buyer shall not have any recourse against Seller or any of the other Exculpated Parties in the event of any errors therein or omissions therefrom. Buyer is acquiring the Assets based solely on its own independent investigation and inspection of the Assets and in no way in reliance on any information provided by Seller or any of the other Exculpated Parties other than the representations and warranties expressly contained herein.

9.	Risk of Loss.

9.1	FF&E.

All risk of loss or damages to the FF&E to be sold to Buyer pursuant to this Agreement shall be borne by Seller until the close of this transaction. If any or all of the FF&E is lost or destroyed or damaged by fire or any other cause, Seller shall promptly give notice to Buyer of such damage or destruction and the amount of insurance, if any, covering such damaged or destroyed property, and Buyer shall have the option in its reasonable determination, which shall be exercised within ten (10) days after receipt of notice from Seller, of (a) accepting such FF&E in its damaged or destroyed condition, in which event any insurance proceeds payable to Seller shall be assigned to Buyer; or (b) excluding such damaged or destroyed FF&E from this Agreement, in which event such FF&E will be deemed to be Excluded Assets and the price for the Category A Location or the Category B Location to which such FF&E relates will be reduced as the Parties shall agree, provided, that if the Parties are reasonably and in good faith unable to agree on a reduction in price within twenty (20) days after Buyer’s receipt of Seller’s notice, such FF&E and the Location to which it relates will be deemed to be Excluded Assets and the price for the Category A Locations or the Category B Locations, as applicable, will be reduced by the amount allocated to such Location on attached Exhibit C. In the event of damage or destruction of all or any portion of the FF&E by fire or other casualty, the scheduled close of this transaction shall be extended as necessary to afford the Parties the time frames for notices and deliberations contemplated by this Section 9.1.

9.2	Locations.

The terms of this Section 9.2 shall apply to any damage or destruction to the premises leased to Seller under the Leases (each a “Store” and, collectively, the “Stores”), except that (and without limiting the indemnity obligations of Buyer under Section 6.3) all liability and obligation respecting any damage or destruction arising out of Buyer’s Inspections of the Stores shall be the sole responsibility of Buyer.

(a) Except as provided above, all risk of loss or damage to the Stores shall be borne by Seller prior to the close of this transaction.

(b) If, prior to the close of this transaction, any of the Stores are damaged or destroyed by fire or any other cause, Seller shall promptly give notice to Buyer of (i) such damage or destruction; (ii) Seller’s estimated cost of and time for repair and/or restoration, and (iii) the proceeds of insurance, if any, payable as a result of such casualty and (iv) whether (A) the applicable landlord has committed to repair and restore the damaged Store in accordance with the terms of the applicable Lease; and (B) the applicable landlord agrees with Seller’s estimated cost of and time for repair and/or restoration.

(c) Within ten (10) days after receipt of such notice from Seller, Buyer, in its sole discretion, shall have the option to either:

(i) Subject to the terms of the applicable Lease, accept the damaged Store in its damaged or destroyed condition and proceed to close this transaction as provided in this Agreement, in which event (unless the Location relating to such Premises has become a part of Excluded Assets pursuant to Section 9.1):

(A) Any insurance proceeds payable to Seller respecting such Store shall be assigned to Buyer at the close of this transaction, and

(B) Buyer shall pay Seller the price for such Location as specified on attached Exhibit C, which shall be adjusted for any damaged or destroyed FF&E as provided in Section 9.1 but not for the damages to the damaged Store; or

(ii) If the extent of the damage to the Store exceeds thirty-five percent (35%) of the replacement cost of the Store, designate the Location and related Assets relating to such Store to be Excluded Assets, in which case the price for the Category A Locations or the Category B Locations, as applicable, will be reduced by the amount allocated to such Location on attached Exhibit C.

(d) Nothing in this Section 9.2 or any other provision of this Agreement shall require Seller to restore or repair any such damaged or destroyed Store.

(e) If following such damage or destruction Buyer elects in accordance with Section 9.2(c)(i) to proceed with this transaction, then Seller agrees not to exercise any right it may have pursuant to the applicable Lease to cancel that Lease as a result of such damage or destruction, unless Buyer consents in writing (in which event such Location and its related Assets will be deemed to be Excluded Assets and the price for the Category A Locations or the Category B Locations, as applicable, will be reduced by the amount allocated to such Location on attached Exhibit C).

(f) If pursuant to the terms of the applicable Lease, the landlord thereunder elects to terminate that Lease as a result of such damage or destruction, such Location and its related Assets will be deemed to be Excluded Assets and the price for the Category A Locations or the Category B Locations, as applicable, will be reduced by the amount allocated to such Location on attached Exhibit C. Seller agrees to promptly give Buyer a copy of any such notice received from the landlord.

(g) If any of the Stores are damaged or destroyed by fire or other casualty prior to the close of this transaction, the scheduled close for all of the remaining unaffected Locations shall remain unchanged, but the closing for the Locations affected by the damaged or destroyed Stores shall be extended as necessary to afford the Parties the time periods for notices and deliberations contemplated by Section 9.2 and by such time periods as are given to the applicable landlord for notices and deliberations under the applicable Lease as a result of such casualty.

9.3	No Third Party Benefit.

The covenants and agreements in this Section 9 are by and between Seller and Buyer and are not for the benefit of and do not and are not intended to limit or restrict or modify any rights, obligations, or liability of any third party, including, but not limited to, the landlords under the Leases with respect to risk of loss of the Store.

10.	Conduct of Business.

10.1	Seller Conduct of Business.

Buyer acknowledges that most of the Stores are not presently in operation and that the transaction contemplated hereby is a sale of the specified Assets and does not include the sale of any goodwill respecting any Location. Buyer acknowledges that in anticipation of the proposed sale of the Locations and Assets to Buyer, operational changes may be made to the business in those Stores which are still operating. However, subject to the last sentence of this Section 10.1, the Sellers agree from the date of this Agreement until the Closing Date (i) to maintain reasonably comparable hours of operation in the Stores which are operating except as a result of security concerns, material changes in sales volume or as required by law; (ii) to exercise good faith in pricing merchandise between the date of this Agreement and the Closing Date, including not to increase such prices other than in the Sellers’ ordinary course of business and consistent with the Sellers’ normal pricing strategy and to maintain current advertising and promotion practices; (iii) to maintain reasonably comparable overall levels and mix of Inventory located on the Store shelves; and (iv) without the consent of Buyer (which shall not be unreasonably withheld), not to enter into any amendment to any of the Leases. Notwithstanding the foregoing, Sellers shall have the right and option to discontinue operations at any Location and to close such Location upon the giving on at least thirty (30) days prior written notice to Buyer.

10.2	Maintenance.

Subject to the provisions of this Agreement, the Sellers agree to keep and maintain the Stores and FF&E in the same condition in which they exist as of the date of this Agreement, ordinary wear and tear and damage by casualty excepted, and to deliver same in such condition to Buyer on the Closing Date.

10.3.	Third Parties.

Buyer acknowledges that in no event shall the Sellers be liable to any operators, subtenants, or assignees of Buyer who might acquire an interest in any Locations or Assets from Buyer in connection with any aspect of the transactions contemplated by this Agreement, nor shall Buyer act or hold itself out as the Sellers’ agent (and Buyer is not the Sellers’ agent for any purpose) in any activity including, but not limited to, dealings with any such third parties. Any nominees, operators, subtenants, or assignees of Buyer who might acquire an interest in any of the Locations or Assets from Buyer shall not be party to this Agreement and shall acquire no rights or remedies against Seller under this Agreement, except as expressly set forth in any bill of sale or assignment from Sellers which is made to such assignee.

11.	Representations and Warranties.

11.1	Sellers’ Representations and Warranties.

Each Seller represents and warrants to Buyer, both as of the date of this Agreement and as of the Closing Date, as follows:

(a) It is duly incorporated, validly existing and in good standing under the laws of the State of California and possesses full corporate power to own and operate its properties and carry on business as it is currently conducting it.

(b) All requisite corporate action has been, or will be taken by it before the Closing Date, in order to authorize the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, and compliance with the terms and provisions hereof (assuming all necessary consents are obtained) will not conflict with or result in a breach of any terms and provisions of, or constitute a default under, its Articles of Incorporation or Bylaws or of any material indenture, mortgage, contract or other agreement to which it is a party or by which its properties are bound, or any existing material applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court.

(c) It has duly and validly executed and delivered this Agreement and, upon due and valid execution and delivery by the other Parties, this Agreement constitutes its legal, valid and binding obligation (assuming this Agreement is a valid and binding obligation of the other Parties), enforceable against it in accordance with its terms, subject, however, to all bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights, to general principles of equity, and to judicial limits on the rights of specific performance.

(d) Except as disclosed in attached Exhibit D, Seller has no actual knowledge that there is any litigation, proceeding or investigation by any governmental authority or agency pending or threatened which materially adversely affects the Sellers’ ownership or title to the Assets or consummation of the transactions contemplated in this Agreement, which has a reasonable likelihood of resulting in an adverse material change in the condition or value of the Assets or which could reasonably be expected to prevent, enjoin, materially alter or delay the consummation of the transactions contemplated by this Agreement.

(e) Except as disclosed in attached Exhibit D, Seller has no actual knowledge that there is any pending or threatened proceeding in eminent domain, or any sale in lieu thereof, respecting any of the Locations.

(f) With respect to the Assets constituting personal property which are owned by the Sellers, good and marketable title to such Assets will be transferred to Buyer and/or its nominees at closing free and clear of any lien, charge, claim or other encumbrance of any nature whatsoever, except for real and personal property taxes and assessments not yet due and payable, and the following liens and encumbrances: (i) claims of materialmen, carriers, landlords and others not yet, or as of the Closing Date to be then not due and payable; (ii) liens securing obligations of the Sellers to creditors which shall be released on the Closing Date; and (iii) claims listed on Exhibit Q hereto.

(g) Notwithstanding any other provision in this Agreement, this Section 11.1(g) contains the exclusive representations of Seller concerning environmental matters. Except as disclosed by the Information, the Inspections, or otherwise as disclosed on attached Exhibit D, to Seller’s knowledge: (i) each of the Sellers is in compliance in all material respects with all applicable Environmental Laws (as defined below) with respect to the Stores, (ii) there have been no material releases or threatened releases of Hazardous Materials (as defined below) by any of the Sellers or their affiliates at, on, or under the Stores which would, individually or in the aggregate, be reasonably likely to require remediation under applicable Environmental Laws, and (iii) there exists no writ, injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive, or summons, pending or threatened, against any of the Sellers under any Environmental Law with respect to the Stores.

(h) Except as disclosed on attached Exhibit D there are no Labor Agreements applicable to the Locations.

11.2	Buyer’s Representations and Warranties.

Buyer represents and warrants to Seller, both as of the date of this Agreement and as of the Closing Date, as follows:

(a) It is duly incorporated, validly existing and in good standing under the laws of the State of California and possesses full corporate power to own and operate its properties and carry on business as it is currently conducting it.

(b) All requisite corporate action has been, or will be taken by it before the Closing Date, in order to authorize the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, and compliance with the terms and provisions hereof will not conflict with or result in a breach of any terms and provisions of, or constitute a default under, its Articles of Incorporation or Bylaws or of any material indenture, mortgage, contract or other agreement to which it is a party or by which its properties are bound, or any existing material applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court.

(c) It has duly and validly executed and delivered this Agreement and, upon due and valid execution and delivery by the other Parties, this Agreement constitutes its legal, valid and binding obligation (assuming this Agreement is a valid and binding obligation of the other Parties), enforceable against it in accordance with its terms, subject, however, to all bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditor’s rights, to general principles of equity, and to judicial limits on the rights of specific performance.

(d) Except as disclosed in writing to Sellers, Buyer has no actual knowledge that there is any litigation, proceeding or investigation by any governmental authority or agency pending or threatened against which materially adversely affects the Buyer’s consummation of the transactions contemplated in this Agreement or which could reasonably be expected to prevent, enjoin, materially alter or delay the consummation of the transactions contemplated by this Agreement.

(e) All information provided by Buyer to Seller regarding Buyer’s business and financial condition is accurate and complete in all material respects.

(f) Buyer has available to it funds sufficient to consummate its purchase of the Assets and the transactions contemplated by this Agreement.

11.3	Certain Definitions.

As used in this Section 11, the following terms have the following meanings:

(a) “Environmental Laws” means all federal, state or local laws, statutes, ordinances, rules or regulations relating to (i) the protection of the environment or (ii) the generation, use, storage, treatment, processing, disposal, release or threatened release of Hazardous Materials, in each case as in effect at the Closing Date.

(b) “Hazardous Material” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, urea formaldehyde, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation) that are regulated by any Environmental Laws.

12.	Conditions to Closing.

12.1	Sellers’ Conditions.

Sellers’ obligations to proceed with the closing of the transactions contemplated by this Agreement and to sell and transfer the Assets is conditioned upon the satisfaction or express written waiver by Sellers (in Sellers’ sole discretion) of each of the following:

(a) Subject to Section 16.1, the deposit into the Premises Escrow of the Landlord Consents as provided in Section 13.1(d).

(b) Sellers’ approval of the credit-worthiness of Buyer and its ability to perform and discharge all of the obligations assumed by it under this Agreement and the Leases. Buyer agrees that it will provide Seller with its audited financial statements for the last two (2) fiscal years of Buyer, plus Buyer’s unaudited financial statements (prepared in accordance with generally accepted accounting principles consistently applied) for the interim period since the close of Buyer’s last fiscal year. Buyer will also provide Seller with such other information regarding Buyer’s business and financial condition as Seller reasonably requests.

(c) The performance by Buyer of all of the obligations and promises of Buyer to be performed under this Agreement.

(d) The accuracy on the Closing Date of the representations and warranties of Buyer under this Agreement.

(e) Approval of this Agreement and the transactions contemplated under it by Sellers’ Boards of Directors.

12.2	Buyer’s Conditions.

Buyer’s obligations to proceed with the closing of the transactions contemplated by this Agreement and to purchase and accept the Assets is conditioned upon the satisfaction or express written waiver by Buyer (in Buyer’s sole discretion) of each of the following:

(a) Subject to Section 16.1, the deposit into the Premises Escrow as provided in Section 13.1(d) of the written consent of each landlord whose consent is required for the assignment of a Lease to Buyer, which written consent is in form and substance reasonably acceptable to Buyer (each a “Landlord Consent” and, collectively, the “Landlord Consents”).

(b) Subject to Section 16.2, the deposit into the Premises Escrow of the Estoppel Certificates as provided in Section 13(e).

(c) The performance by Seller of all of the obligations and promises of Seller to be performed under this Agreement.

(d) The accuracy on the Closing Date of the representations and warranties of Seller under this Agreement.

(e) Approval of this Agreement and the transactions contemplated under it by Buyer’s Board of Directors.

13.	Close of Premises Escrow.

13.1	Deliveries.

As a condition to the close of the Premises Escrow, Buyer and Sellers shall each deliver to the Premises Escrow Holder all documents and sums of money required to be delivered by them in connection therewith and necessary or required for the consummation of the transaction contemplated by this Agreement and to transfer to Buyer all of each Seller’s right, title and interest in and to the non-liquor related Assets, including, without limitation, the following:

(a) At least one (1) business day prior to the Closing Date, Sellers will deliver to Premises Escrow Holder one (1) fully executed Bill of Sale in the form of attached Exhibit E (the “Bill of Sale”) for each Location for which there is non-liquor related FF&E being transferred hereunder transferring title to such FF&E from the applicable Seller to the Buyer.

(b) At least one (1) business day prior to the Closing Date, Sellers and Buyer will each deliver to Premises Escrow Holder two (2) fully executed counterpart copies of the Assignment and Assumption Agreements in the form of attached Exhibit F (the “Assignment Agreement”) assigning to Buyer all of the applicable Seller’s right, title and interest in and to the Lease for each Location and the Sublease, if any, applicable to such Location.

(c) At least one (1) business day prior to the Closing Date, Sellers and Buyer will each deliver to Premises Escrow Holder two (2) fully executed counterpart copies of the Assignment and Assumption of Contracts in the form of attached Exhibit G (the “Assignment of Contracts”) assigning to Buyer all of the applicable Seller’s right, title and interest in and to the Contracts for each Location.

(d) Subject to the provisions of Section 16.1, at least one (1) business day prior to the Closing Date, Sellers will deliver to Premises Escrow Holder one (1) fully executed Landlord Consent for each Location where the consent of the landlord under the Lease for such Location is necessary in connection with the assignment of that Lease to Buyer as contemplated by this Agreement.

(e) Subject to the provisions of Section 16.2, at least one (1) business day prior to the Closing Date, Sellers will deliver to Premises Escrow Holder one (1) fully executed Estoppel Certificate in the form of attached Exhibit H (the “Estoppel Certificate”) from each of the landlords under the Leases.

(f) At least one (1) business day prior to the Closing Date, Sellers will deliver to the Premises Escrow Holder in immediately available funds that portion of the Category A Price applicable to non-liquor related Assets (the “Category A Non-Liquor Price”), plus any other amounts payable by Seller to Buyer on the Closing Date with respect to the non-liquor related Assets, plus the amount of Premises Escrow charges to be borne by Seller hereunder.

(g) At least one (1) business day prior to the Closing Date, Buyer will deliver to the Premises Escrow Holder in immediately available funds that portion of the Category B Price applicable to non-liquor related Assets (the “Category B Non-Liquor Price”) and the portion of the Estimated Inventory Purchase Price applicable to non-liquor Inventory (the “Estimated Non-Liquor Inventory Purchase Price”), plus any other amounts payable by Buyer to Seller on the Closing Date, plus the amount of Premises Escrow charges to be borne by Buyer hereunder.

(h) At least one (1) business day prior to the Closing Date, Sellers shall each deliver to the Escrow Holder one (1) fully executed affidavit of nonforeign status as contemplated by Section 1445 of the Internal Revenue Code of 1986, as amended (the “FIRPTA Affidavits”) and one (1) fully executed affidavit as contemplated by Sections 18805 and 26131 of the California Revenue and Taxation Code (the “Withholding Affidavits”).

13.2	Closing Procedure.

Upon the timely performance by the Parties of the obligations contained in Section 13.1, on the Closing Date the Premises Escrow Holder shall:

(a) Record (1) fully executed and acknowledged copy of the Assignment Agreement (marked for return to Buyer) for each Location in the real property records of the county where such Location is located.

(b) Cause the Title Company to issue the Title Policies to Buyer.

(c) Pay all charges associated with the close of this transaction and the subject transfer of the Assets in accordance with this Agreement, including payment of all Sales Taxes (as defined in Section 15) to the appropriate taxing authority.

(d) Pay the Category A Non-Liquor Price (and less any Premises Escrow charges associated with the close of this transaction and the transfer of the Assets that are to be borne by Buyer in accordance with this Agreement) to Buyer.

(e) Pay the Category B Non-Liquor Price and the Estimated Non-Liquor Inventory Purchase Price (and less any Premises Escrow charges associated with the close of this transaction and the transfer of the Assets that are to be borne by Seller in accordance with this Agreement) to Seller.

(f) Deliver the fully executed Bill of Sale, one (1) fully executed original of the Assignment Agreement, Assignment of Contracts, Landlord Consents and Estoppel Certificates to Buyer.

(g) Deliver the FIRPTA Affidavits and the Withholding Affidavits to Seller.

(h) Deliver Seller’s closing statement to Seller and Buyer’s closing statement to Buyer.

13.3	Payment of Costs and Prorations.

Premises Escrow Holder is to prorate the following costs at the close of Escrow:

(a) Buyer is to pay all governmental conveyancing fees and taxes due upon transfer of the Assets, all charges in connection with issuance of the Title Policy (except the cost of any endorsements relating to disapproved Exceptions which Seller has elected to cause to be insured over as provided in Section 6.2), and one-half (1/2) of the escrow fee charged by Premises Escrow Holder.

(b) Seller is to pay the recording charges in connection with recordation of the Assignment Agreements, the cost of any endorsements relating to disapproved Exceptions which Seller has elected to cause to be insured over as provided in Section 6.2, and one-half (1/2) of the escrow fee charged by Premises Escrow Holder.

(c) All fixed rentals due under the Leases shall be prorated as of the Closing Date, with Seller responsible for such rentals prior to the Closing Date and Buyer responsible for such rentals on and after the Closing Date.

(d) The utility charges for water, gas, electricity and other utilities (which shall not include telephone) to be transferred to Buyer, the real property taxes and assessments payable by Seller as lessee pursuant to the Leases, the personal property taxes on the FF&E, the parking area and common area facilities maintenance and operating expenses payable by Seller as lessee pursuant to the Leases, the portion of the insurance premiums, if any, borne by Seller as lessee pursuant to the Leases, and any other expenses other than fixed rentals paid by Seller as lessee under the Leases shall be prorated as of the Closing Date and adjusted between the parties, or otherwise divided, which items to be so prorated and adjusted pursuant to this Section are hereinafter collectively referred to as the “Adjustment Items.” The Adjustment Items shall be prorated on the escrow closing statement for the closing of the Premises Escrow, with Seller responsible for the Adjustment Items to the Closing Date and Buyer responsible for the Adjustment Items on and after the Closing Date. The proration of Adjustment Items shall be based on actual, current payments by Seller wherever possible, and, to the extent such actual amounts are not available, such prorations shall be estimated based on actual amounts for the most recent comparable billing period. Buyer and Seller shall settle and pay all amounts owing to each other based thereon when the actual amounts become known, and such prorations shall be recalculated promptly thereafter by Buyer and Seller. Buyer and Seller shall make any additional payment or refund, as the case may be, so that the corrected prorated amount shall have been paid by each of Buyer and Seller, as the case may be, promptly, but in no event later than ten (10) days after the date on which Buyer and Seller shall have agreed on the calculation thereof. Seller shall cause final utility billings for the Stores to occur on the Closing Date, and Buyer shall instruct the utility companies to commence billing for utility services in Buyer’s name on the day after the Closing Date. The parties shall work together to insure no lapse in utility service.

13.4	Inventory Purchase Price Reconciliation.

As provided in Section 2.2.3 above, the Inventory Purchase Price for the Inventory is to be calculated by the taking of an inventory. On the Closing Date, the Estimated Inventory Purchase Price for the Inventory shall be paid to Seller in immediately available funds. As soon as the final Inventory Purchase Price is calculated, which shall in no event be later than thirty (30) days after the Closing Date, the difference between the Inventory Purchase Price and the Estimated Inventory Purchase Price shall be calculated and (i) if the final Inventory Purchase Price is greater than the Estimated Inventory Purchase Price, then Buyer shall immediately pay to Seller, in immediately available funds, an amount equal to the difference between the final Inventory Purchase Price and the Estimated Inventory Purchase Price, or (ii) if the final Inventory Purchase Price is less than Estimated Inventory Purchase Price, then Seller shall immediately pay to Buyer, in immediately available funds, an amount equal to the difference between Estimated Inventory Purchase Price and the final Inventory Purchase Price. The foregoing reconciliation and payment shall be made by the Parties outside of escrow.

14.	Close of License Escrow.

Not less than one (1) business day prior to the close of the License Escrow, Buyer agrees to deposit with the escrow holder (the “License Escrow Holder”), in immediately available funds, the License Price, the portion of the Category A Price and of the Category B Price relating to liquor related Assets, and the portion of the Estimated Inventory Purchase Price relating to the liquor Inventory. Not less than one (1) business day prior to the close of the License Escrow, Seller and Buyer each agree to deliver to the License Escrow Holder such other funds and such documents and instruments as may be reasonably required by the License Escrow Holder, and which may be necessary to consummate the transfer of the Liquor Licenses and the closing of the License Escrow. On the closing of the License Escrow, the License Escrow Holder is to deliver the License Price and all other amounts payable to Seller to Seller, less Seller’s share of expenses as set forth below, and is to deliver such other documents and instruments according to the instructions of the parties. Seller and Buyer will each pay one-half (1/2) of the escrow fees of the License Escrow Holder and one-half (1/2) of any transfer taxes.

15.	Taxes.

Buyer shall be solely responsible for and shall pay and deposit into the License Escrow and the Premises Escrow, as appropriate, the total amount of any transfer, documentary, sales, use, stamp and other federal, state or local taxes and fees, whether for real or personal property, applicable to the transfer of the Assets pursuant to this Agreement and the consummation of the transactions contemplated hereby (collectively, the “Sales Taxes”), which Sales Taxes shall thereupon be paid by the License Escrow Holder or the Premises Escrow Holder, as applicable, to the appropriate taxing authority upon the closing. If it is subsequently determined that an incorrect amount of any Sales Taxes were paid, Buyer shall be entitled to any refund, in the case of an overpayment, and shall be responsible to pay any balance due, in the case of any underpayment.

16.	Consents, Estoppels and Delayed Closing.

16.1	Landlord Consents.

To the extent that a Landlord Consent is required, Sellers agree to use reasonable efforts to secure such Landlord Consent and to deliver the same into the Premises Escrow as provided in this Agreement. To the extent that Buyer’s cooperation is necessary or desirable to secure any such Landlord Consent, Buyer agrees to use reasonable efforts to provide such cooperation, including, but not limited to, providing to the landlord relevant financial information, information regarding its intended use and any intended remodel or disposition of the Store, and any other information to which the landlord is entitled under the applicable Lease. However, Sellers’ or Buyer’s refusal to provide economic incentives to any landlord or failure to commence litigation against any landlord to compel the granting of a Landlord Consent shall not be deemed to be a failure to use reasonable efforts to secure such Landlord Consent. If a Landlord Consent for a Location cannot be obtained for any reason, then Sellers may elect to eliminate such Location from the transactions under this Agreement. If a Location is eliminated by Seller, such Location and its related Assets will be deemed to be Excluded Assets and the price for the Category A Locations or the Category B Locations, as applicable, will be reduced by the amount allocated to such Location on attached Exhibit C.

16.2	Estoppel Certificates.

Sellers agree to use reasonable efforts to secure an Estoppel Certificate for each Location and to deliver the same into the Premises Escrow as provided in this Agreement. However, Sellers’ refusal to provide economic incentives to any landlord or failure to commence litigation against any landlord to compel the granting of an Estoppel Certificate shall not be deemed to be a failure to use reasonable efforts to secure such Estoppel Certificate. If an Estoppel Certificate for a Location cannot be obtained for any reason, then, unless Buyer waives the condition of Section 12.2 relating thereto, Sellers may elect to eliminate such Location from the transactions under this Agreement. If a Location is eliminated by Seller, such Location and its related Assets will be deemed to be Excluded Assets and the price for the Category A Locations or the Category B Locations, as applicable, will be reduced by the amount allocated to such Location on attached Exhibit C.

16.3	Delayed Closing.

If an Estoppel Certificate and/or a Landlord Consent for any Location has not been obtained for delivery into the Premises Escrow by the Closing Date as provided in this Agreement, the transactions provided for in this Agreement will nonetheless close as to all other Locations for which an Estoppel Certificate and a Landlord Consent have been obtained (and which are otherwise in a condition to close), and Sellers, at their option, will have a period of sixty (60) days following the Closing Date in which to attempt to obtain the missing Estoppel Certificate and/or Landlord Consent for the Location. If Sellers obtain the missing Estoppel Certificate and/or Landlord Consent within that sixty (60) day period, then (provided all other conditions to closing are satisfied) Sellers and Buyer will close as to such Location no later than ten (10) days following the expiration of such sixty (60) day period; otherwise, neither party will have any obligation to close with respect to such Location.

17.	Indemnification.

17.1	Sellers’ Indemnification.

Each Seller agrees to defend (with counsel reasonably acceptable to Buyer), protect, indemnify and hold Buyer and its directors, officers, agents and employees free and harmless from and against all claims, losses, damages, actions, causes of actions, expenses (including reasonable attorney’s fees and litigation costs) and liabilities which arise out of or result from the ownership or use of the Assets by such Seller or the occupation or use of the Stores by such Seller or the operation by such Seller of its business in the Stores or associated with the Leases or the Subleases to which such Seller is a party, in each case, prior to the close of this transaction whether any such claim, loss, damage, action, cause of action, expense or liability be asserted before or after the close of this transaction. Notwithstanding the foregoing to the contrary, nothing in this Section 17.1 limits or modifies the terms of Section 8 and to the extent of any conflict or inconsistency between the terms of Section 8 and the terms of this Section 17.1, the terms of Section 8 shall control.

17.2	Buyer’s Indemnification.

Buyer agrees to defend (with counsel reasonably acceptable to Seller), protect, indemnify and hold each Seller and its directors, officers, agents and employees free and harmless from and against all claims, losses, damages, actions, causes of actions, expenses (including reasonable attorney’s fees and litigation costs) and liabilities which arise out of or result from the ownership or use of the Assets by Buyer or the occupation or use of the Stores by Buyer or the operation by Buyer of its business in the Stores or associated with the Leases or the Subleases, in each case, from and after the close of this transaction whether any such claim, loss, damage, action, cause of action, expense or liability be asserted before or after the close of this transaction.

18.	Bulk Sales.

Except with respect to the transfer of the Liquor Licenses and liquor related Assets, Sellers shall not be required to comply with the provisions of any applicable law relating to bulk sales or bulk transfers, including, without limitation, Division 6 of the California Commercial Code (“Bulk Sales Laws”) but hereby agrees to indemnify, protect, defend (by counsel reasonably acceptable to Buyer) and hold Buyer harmless from and against all claims, losses, damages, actions, causes of action and expenses (including reasonable attorneys’ fees and litigation costs) whatsoever made or brought against Buyer or imposed on or against the Assets sold to Buyer hereunder which arise from or are based upon the alleged failure of Seller to fully comply with said Bulk Sales Laws.

19.	Employees.

Respecting the period prior to the Closing Date, Seller shall be solely and exclusively responsible for compliance with all legal or contractual obligations with respect to its employees at the Locations (whether or not any such claim is asserted before or after the Closing Date). On and after the Closing Date, Buyer shall be solely and exclusively responsible for compliance with all contractual and legal obligations with respect to its employees at the Locations. Buyer acknowledges that Seller has notified it of the Labor Agreements which are listed in Exhibit D. Buyer agrees (and shall cause any assignee or nominee of Buyer to agree) to assume the Labor Agreements listed on Exhibit D and to apply their terms and conditions to operations of the Locations to which such Labor Agreements relate subsequent to Closing.

20.	WARN Act.

Sellers will have sole responsibility for compliance with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any equivalent state statutory requirements. The Closing Date will be automatically extended as necessary in order to effect compliance with the notification provisions of the WARN Act or any equivalent state statutory requirement.

21.	Business Names.

Buyer agrees that the subject sale does not include the sale of the trade names “Sav Max Foods”, “Sav Max”, “Crown Grocers”, “Apple Markets” or any other trade or service marks of

Sellers. Buyer covenants and agrees that all signs advertising the business which may be conducted at the Locations shall not include the words “Sav Max Foods”, “Sav Max”, “Crown Grocers” or “Apple Markets”as part of any trade name or other trade or service mark and will not be substantially similar to “Sav Max Foods”, “Sav Max”, “Crown Grocers” or “Apple Markets” and thus likely to be confused with or reasonably interpreted as affiliated therewith.

22.	Notices.

All approvals, notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered, delivered by overnight commercial carrier, sent by certified mail, postage prepaid, return receipt requested, or delivered or sent by telecopy and shall be deemed effective upon the earlier of: (i) if personally delivered, the date of delivery to the address of the person set forth below; (ii) if delivered by overnight commercial carrier, one (1) business day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery receipt from such carrier; (iii) if mailed, on the date of delivery as shown by the sender’s certification receipt; or (iv) if given by telecopy, when sent. Any approval, notice, request, demand, direction or other communication sent by telecopy must be confirmed within forty-eight (48) hours of such sending by letter mailed or delivered in accordance with the foregoing in order to be deemed effective. Notice of change of address shall be given by written notice in the manner detailed in this Section. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given, shall be deemed to notice, demand, request or communication sent.

To Sellers:

Unified Western Grocers, Inc.

5200 Sheila Street

Commerce, California 90040

Attention: General Counsel

Facsimile No.: 323-265-3716

With Copy To:

Burke, Williams, & Sorensen, LLP

611 West Sixth Street, Suite 2500

Los Angeles, California 90017

Attention: Neil F. Yeager, Esq.

Facsimile No.: (213) 236-2700

To Buyer:

The Alamo Group, Inc.

3236 Stone Valley Road West, Suite 230

Alamo, California 94507

Attention: President

Facsimile No.: (925) 838-0851

23.	Assignment and Parties in Interest.

This Agreement may not be assigned by any of the Parties without the prior written consent of the other Parties; provided, however: Buyer may, by written notice given to Seller at least five (5) business days prior to the Closing Date, and subject to Section 10.3 hereof, assign its rights and duties respecting some or all of the Assets relating to some or all of the Locations to its nominee or nominees specified in such notice (in which event such Assets shall be transferred and any related bills of sale and assignments shall be made to Buyer’s specified nominee or nominees); provided, that Buyer shall continue to remain primarily liable and bound to perform the obligations of the Buyer under this Agreement and shall not be released from any liabilities or obligations contained in this Agreement.. This Agreement shall inure to the benefit of and be binding upon Buyer and Seller and their respective permitted successors and assigns. No person other than the Parties and their assignees shall have any rights or benefits hereunder.

24.	Other Provisions.

24.1	Governing Law.

This Agreement is to be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of laws.

24.2	Amendment and Waiver.

No term or provision of this Agreement may be amended, altered, modified or waived orally or by a course of conduct, but only by an instrument in writing signed by a duly authorized officer or representative of the party against which enforcement of such amendment, alteration, modification or waiver is sought. Any amendment, alteration, modification or waiver shall be for such period and subject to such conditions as shall be specified in the written instrument effecting the same. Any waiver shall be effective only in the specific instance and for the specific purpose for which given.

24.3	Heading and Exhibits.

The section headings in this Agreement are for convenience of reference only and are not to be referred to in construing or interpreting this Agreement. The recitals to this Agreement, and all exhibits referred to in this Agreement, are a part of this Agreement.

24.4	Severability.

The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement all of which shall remain in full force and effect.

24.5	Expenses and Attorneys’ Fees.

Except as otherwise expressly provided in this Agreement, each party shall bear all of its own costs and expenses (including, without limitation, those of its attorneys, accountants and other consultants and advisors) incurred by it in connection with the negotiation and preparation of this Agreement and in connection with the transactions contemplated hereby, whether or not consummated. However, if any Party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing Party in such action, on trial or appeal, shall be entitled to reasonable attorneys’ fees to be paid by the losing Party as fixed by the court.

24.6	Confidentiality.

Buyer acknowledges that Buyer has previously agreed to the confidentiality provisions set forth in the May 13, 2003 Letter of Intent between Buyer and Unified Western Grocers, Inc., and Buyer agrees that such confidentiality provisions continue in full force and effect in accordance with their terms and are incorporated herein by this reference.

24.7	Entire Agreement.

This Agreement, together with its exhibits and the other documents delivered or to be delivered pursuant to it, constitutes the entire agreement and understanding of the Parties with respect to its subject matter and it supercedes all prior or contemporaneous agreements and understandings of the Parties, whether written or oral, with respect to that subject matter.

24.8	Time.

Time is of the essence of each and every provision of this Agreement.

24.9	Brokers.

Buyer and Seller represent and warrant to one another that no broker, salesman or finder has been engaged by them in connection with the transactions contemplated by this Agreement, other than Buchanan Street Partners as a finder for Seller (“Seller’s Finder”). Seller shall pay Seller’s Finder a fee pursuant to a separate agreement between Seller and Seller’s Finder. Each Party agrees to indemnify and hold and save harmless the other from any claim or demand for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such Party.

24.10	Survival.

All of the covenants, agreements, representations, warranties and indemnities of the Parties under this Agreement are intended to and shall survive the closing of the transactions contemplated hereby

24.11	No Third Party Beneficiaries.

Except as may be otherwise expressly provided in this Agreement, this Agreement is not intended to create, nor shall it be in any way interpreted or construed to create, any third party beneficiary rights in any person or entity not a Party.

24.12	Counterparts.

This Agreement may be executed in counterparts, each of which is an original but all of which together constitute but one and the same instrument. Any signature page of this Agreement may be detached from any counterpart and re-attached to any other counterpart of this Agreement which is identical in form hereto but having attached to it one or more additional signature pages.

The Parties have caused this Agreement to be duly executed by their respective duly authorized officers or agents as of the date first set forth above.

UNIFIED WESTERN GROCERS, INC.,		THE ALAMO GROUP, INC.,
a California corporation		a California corporation

By:	/s/ ROBERT M. LING, JR.	By:	/s/ DONALD F. GAUBE
	Robert M. Ling, Jr.		Donald F. Gaube
	Executive Vice President and		President
Corporate Secretary

By:	/s/ GARY C. HAMMETT	By:	/s/ MICHAEL J. NEPODAL
	Gary C. Hammett		Michael J. Nepodal
	Vice President - Real Estate		Secretary

EXHIBIT A

Locations

		Subtenant	Liquor License	FF&E
Category A Locations:

1.	Cottage Grove, OR	yes	no	no
2.	Longview, WA	no	no	yes
3.	Milton-Freewater, OR	no	no	no
4.	Moraga, CA	no	yes	yes
5.	North Highlands, CA	no	yes	yes
6.	Oroville, CA	no	yes	yes
7.	Red Bluff, CA	no	no	no
8.	Sacramento (Auburn), CA	no	yes	yes
9.	Salem, OR	no	no	no
10.	Union City, CA	yes	no	no
11.	Upland, CA	no	no	yes
12.	Yuba City, CA	yes	no	no

Category B Locations:

1.	Ceres, CA*	yes	yes	yes
2.	Novato, CA*	no	yes	yes
3.	Sacramento (Norwood), CA*	yes	yes	yes
4.	Vacaville, CA	no	yes	yes

*	Locations having Inventory

EXHIBIT B

Excluded FF&E

EXHIBIT C

Price Allocations

Category A Locations:		Non-Inventory Price*		License Price**
1.	Cottage Grove, OR	$		NA
2.	Longview, WA		$1,300,000	NA
3.	Milton-Freewater, OR	$		NA
4.	Moraga, CA	$		$20,000
5.	North Highlands, CA	$		$20,000
6.	Oroville, CA	$		$15,000
7.	Red Bluff, CA	$		NA
8.	Sacramento (Auburn), CA	$		$20,000
9.	Salem, OR	$		NA
10.	Union City, CA	$		NA
11.	Upland, CA	$		NA
12.	Yuba City, CA	$		NA

Category B Locations:
1.	Ceres, CA	$		$15,000
2.	Novato, CA	$		$15,000
3.	Sacramento (Norwood), CA	$		$20,000
4.	Vacaville, CA	$		$15,000

*	To come
**	This represents the additional amount constituting the License Price.

EXHIBIT D

Disclosures

Pending Litigation:

None

Eminent Domain Proceedings:

None

Environmental Matters:

None

Labor Agreements:

Collective Bargaining Agreement Between United Food & Commercial Workers Union 588-Northern California and Sav Max Foods, Inc. for the period June 2001 - September 2004.

Collective Bargaining Agreement Between United Food & Commercial Workers Union Local 101-Northern California and Crown Grocers, Inc. dba Apple Markets-Novato (Grocery) and Novato (Meat) for the period September 2001 - September 2004.

EXHIBIT E

Bill of Sale

RE:                                                                                                                                            (the “Premises”)

                                                                (the “Seller”), for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, does hereby sell and deliver to                                                               (the “Buyer”), the following (collectively, the “Property”):

All furniture, fixtures and equipment, including, without limitation, machinery, shopping carts, front-end systems, shelving and display cases, and other personal property, but excluding fork lifts and motor vehicles (trucks, vans and automobiles), owned by the Seller and located at the Premises.

Seller represents, warrants and covenants to Buyer that the Property hereby sold is free and clear of and from all liens, claims and encumbrances and that Seller has the right to sell the same, and Seller, its successors and assigns, will warrant and defend the sale of the Property against all lawful liens, claims and encumbrances of all persons claiming under or through them.

It is understood and agreed that (A) THE PROPERTY IS SOLD ON AN “AS-IS, WITH ALL FAULTS” BASIS, (B) THIS SALE IS MADE WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, AS TO QUALITY, CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PROPERTY, AND (C) IN PURCHASING THE PROPERTY, BUYER IS RELYING SOLELY UPON ITS OWN INDEPENDENT EXAMINATION AND TESTING OF THE PROPERTY.

This Bill of Sale shall inure to the benefit of Buyer and its successors and assigns and shall be binding upon Seller and its successors and assigns.

Dated: , 2003	_________________________________________________________

By:

EXHIBIT F

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO:

______________________
______________________
______________________
Attn.: ________________

Space Above This Line For Recorder’s Use

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is made as of                     , 2003, by and between                                               (the “Assignor”) and                                                                       (the “Assignee”), who agree as follows:

1. Recitals. This Assignment is made with reference to the following facts and circumstances:

(a) This Assignment is executed and delivered pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions (the “Purchase Agreement”), dated as of                             , 2003, by and between Unified Western Grocers, Inc., a California corporation, and The Alamo Group, a California corporation.

(b) Assignor is the tenant of certain premises (the “Premises”) commonly known as                                                              , and located on the real property more particularly described on Exhibit “1” attached to this Assignment. The Premises are leased to Assignor pursuant to a lease and amendments, modifications and supplements thereto, if any, as described on Exhibit “2” attached to this Assignment (collectively, the “Lease”). [Assignor subleases the Premises to                                      pursuant to a sublease and amendments, modifications and supplements thereto, if any, as also described on Exhibit 2 attached to this Assignment (collectively, the “Sublease”).]

(c) Assignor desires to assign the Lease [and the Sublease] to Assignee and Assignee desires to accept such assignment, all on and subject to the terms and provisions of this Assignment.

2. Assignment and Assumption. For and in consideration of the mutual promises contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, effective on the Effective Date (as defined below), Assignor assigns to Assignee the Lease [and the Sublease] and all of Assignor’s right, title and interest in and to the Lease [and the Sublease], and effective on the Effective Date, Assignee accepts such assignment and assumes and agrees to fully perform and be bound by all of the terms, covenants, conditions and obligations of Assignor as tenant or lessee arising under the Lease [and as sublessor arising under the Sublease] from and after the Effective Date.

3. Release of Assignor. Unless Assignor has already been released from further liability under the Lease, Assignee agrees that if Assignee acquires fee simple title to the land of which the Premises are a part or acquires the right, title and interest of the landlord under the Lease (whether by operation of law of otherwise), then Assignor will thereupon automatically be released from all liabilities and obligations under the Lease arising from and after the date of such acquisition.

4. “AS-IS” Assignment. It is agreed that the Lease, [the Sublease] and the land, building, fixtures and other improvements which are the subject of the Lease [and the Sublease], are being assigned to Assignee in an “AS-IS, WHERE IS” CONDITION AND IN THEIR PRESENT CONDITION, “WITH ALL FAULTS”, INCLUDING, BUT NOT LIMITED TO, BOTH LATENT AND PATENT DEFECTS, AND ASSIGNEE IS RELYING UPON ITS OWN EXAMINATION THEREOF AND WAIVES ALL CLAIMS AGAINST ASSIGNOR WITH RESPECT THERETO (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR INDEMNITY). NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY ASSIGNOR CONCERNING THE LEASE [, THE SUBLEASE] OR THE LAND, BUILDING, FIXTURES OR OTHER IMPROVEMENTS SUBJECT TO THE LEASE [OR THE SUBLEASE], INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY.

5. Effective Date. As used in this Assignment, the term “Effective Date” means the Closing Date respecting the Premises established under the Purchase Agreement.

6. Headings; Exhibits. The section headings in this Assignment are for convenience of reference only and are not to be referred to in construing or interpreting this Assignment. The recitals to this Assignment, and all exhibits referred to in this Assignment, are a part of this Assignment.

7. Successors. This Assignment is binding on and inures to the benefit of the successor and assigns of the parties.

8. Counterparts. This Assignment may be executed in counterparts, each of which is an original but all of which together constitute but one and the same instrument. Any signature page of this Assignment may be detached from any counterpart and re-attached to any other counterpart of this Assignment which is identical in form hereto but having attached to it one or more additional signature pages.

The Assignor and the Assignee have caused this Assignment to be duly executed by their respective duly authorized officers, agents or representatives as of the date first set forth above.

“ASSIGNOR”		“ASSIGNEE”

, a		, a
______________________________________		______________________________________

By:		By:

Its:	______________________________________	Its:	______________________________________

ALL-PURPOSE ACKNOWLEDGMENT

State of California                     )

County of Los Angeles           )

On                     , 2003, before me,                                 , personally appeared

[  ] personally known to me -OR-

[  ] proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

SIGNATURE OF NOTARY

CAPACITY CLAIMED

BY SIGNER

[ ]	INDIVIDUAL(S)
[ ]	OFFICER(S) (TITLE[S]):

____________________________

____________________________

[ ]	PARTNER(S)
[ ]	ATTORNEY-IN-FACT
[ ]	TRUSTEE(S)
[ ]	SUBSCRIBING WITNESS
[ ]	GUARDIAN/CONSERVATOR
[ ]	CHAIRPERSON/MAYOR
[ ]	OTHER:

SIGNER IS REPRESENTING:

Name of person(s) or entity(ies):

_____________________________

_____________________________

ALL-PURPOSE ACKNOWLEDGMENT

State of California               )

County of Los Angeles     )

On                     , 2003, before me,                                     , personally appeared

[  ] personally known to me -OR-

[  ] proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

SIGNATURE OF NOTARY

CAPACITY CLAIMED

BY SIGNER

[ ]	INDIVIDUAL(S)
[ ]	OFFICER(S) (TITLE[S]):

__________________________

__________________________

[ ]	PARTNER(S)
[ ]	ATTORNEY-IN-FACT
[ ]	TRUSTEE(S)
[ ]	SUBSCRIBING WITNESS
[ ]	GUARDIAN/CONSERVATOR
[ ]	CHAIRPERSON/MAYOR
[ ]	OTHER:

SIGNER IS REPRESENTING:

Name of person(s) or entity(ies):

____________________________

____________________________

EXHIBIT “1”

Legal Description

EXHIBIT “2”

Lease Documents

EXHIBIT G

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

This Assignment and Assumption of Contracts (the “Assignment”) is made as of             , 2003, by and between                                                                       (the “Assignor”) and                                                                       (the “Assignee”), who agree as follows:

1. Assignment and Assumption. For and in consideration of the mutual promises contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, effective on the Effective Date (as defined below), Assignor assigns to Assignee the contracts (the “Contracts”) identified on Exhibit 1 attached to this Assignment and all of Assignor’s right, title and interest in and to the Contracts, and effective on the Effective Date, Assignee accepts such assignment and assumes and agrees to fully perform and be bound by all of the terms, covenants, conditions and obligations of Assignor arising under the Contracts from and after the Effective Date.

2. “AS-IS” Assignment. It is agreed that the Contracts are being assigned to Assignee in an “AS-IS, WHERE IS” CONDITION AND IN THEIR PRESENT CONDITION, “WITH ALL FAULTS”, INCLUDING, BUT NOT LIMITED TO, BOTH LATENT AND PATENT DEFECTS, AND ASSIGNEE IS RELYING UPON ITS OWN EXAMINATION THEREOF AND WAIVES ALL CLAIMS AGAINST ASSIGNOR WITH RESPECT THERETO (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR INDEMNITY). NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY ASSIGNOR CONCERNING THE CONTRACTS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY.

3. Effective Date. As used in this Assignment, the term “Effective Date” means the Closing Date respecting the Premises established under the Purchase Agreement.

4. Headings; Exhibits. The section headings in this Assignment are for convenience of reference only and are not to be referred to in construing or interpreting this Assignment. The recitals to this Assignment, and all exhibits referred to in this Assignment, are a part of this Assignment.

5. Successors. This Assignment is binding on and inures to the benefit of the successor and assigns of the parties.

6. Counterparts. This Assignment may be executed in counterparts, each of which is an original but all of which together constitute but one and the same instrument. Any signature page of this Assignment may be detached from any counterpart and re-attached to any other counterpart of this Assignment which is identical in form hereto but having attached to it one or more additional signature pages.

The Assignor and the Assignee have caused this Assignment to be duly executed by their respective duly authorized officers, agents or representatives as of the date first set forth above.

“ASSIGNOR”			“ASSIGNEE”

_________________________________________, a _________________________________________			_________________________________________, a _________________________________________

By:			By:

	Its:	__________________________________		Its:	__________________________________

EXHIBIT H

ESTOPPEL CERTIFICATE

TO:

RE:	Premises Located at (the “Premises)

The undersigned is the landlord (the “Landlord”) under the lease (the “Lease”) identified in paragraph 1, below. The undersigned has been informed that you are proposing to accept an assignment of the Lease from                                      (the “Tenant”). In that connection, the undersigned certifies to you the following:

1. The Lease consists of the document(s) identified on Exhibit “1” attached to this Certificate, and there are no amendments, modifications or supplements to the Lease, except as identified on Exhibit “1”, and except for the following additional agreements, if any (if “none”, so state):

2. Tenant has accepted and is in possession of the Premises, including any improvements, additions and alterations thereto required to be made by Landlord under the Lease.

3. The term of the Lease commenced on                      and currently will expire on                         . Tenant has the option to extend the term of the Lease for                      additional periods of                      each.

4. The Lease is in full force and effect. Tenant is not in default under the Lease, nor is there any event which, with the giving of notice or the passage of time, or both, would constitute a default by Tenant under the Lease, except as follows (if “none”, so state):

5. Tenant is obligated under the Lease to pay a fixed annual rental of $            , and this fixed annual rental has been paid through             , 2003. No part of the fixed annual rentals have been paid to Landlord more than 30 days in advance, except as follows (if “none”, so state):                             .

6. Landlord holds a security deposit from Tenant in the following amount (if “none”, so state): $            .

7. The undersigned understands that you will be relying on the truth and accuracy of the statements made in this Certificate in accepting the assignment of the Lease.

Dated:	, 2003
(Signature)